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Euronet Worldwide, Inc.

Stephanie Taylor

+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2026 Financial Results

Highlights reflecting key achievements supporting the Company’s strategy and digital goals:

•          Revenue from the digital accelerators introduced at the Company’s Investor Day(*) increased 33% for the nine months ended September 30, 2026 and represented 26% of year-to-date revenues, demonstrating strong momentum for the continued investments in these strategic initiatives, such as Ria digital, merchant acquiring and the Ren product suite.

•          Signed a letter of intent to collaborate globally with Diebold Nixdorf to transform ATM networks

•          Unveiled OLON, a unified commerce ecosystem to accelerate merchant growth

•          Repurchased $50 million of common stock, representing approximately690,000 shares, during the quarter, reflecting disciplined capital allocation.

•          Digital transactions within the Cross-Border Payments segment increased 34% in the third quarter of 2026 compared to the prior year period.

* See the Investor Day presentation at http://ir.euronetworldwide.com.

LEAWOOD, KANSAS, USA October 27, 2026 - Euronet (“Euronet” or the “Company”) (Nasdaq: EEFT), a global leader in payment processing and cross-border transactions, announced today third quarter 2026 financial results.

Euronet reports the following consolidated results for the third quarter 2026 compared with the same period of 2025:

•	Revenues of $1,161.1 million, a 1% increase from $1,145.7 million (3% increase on a constant currency[1] basis).

•	Operating income of $171.6 million, a 12% decrease from $195.0 million (10% decrease on a constant currency basis).

•

Adjusted operating income[2] of $169.9 million, a 13% decrease from $195.0 million (11% decrease on a constant currency basis, 8% decrease after excluding $4.7 million of incremental non-cash purchase price amortization).

•	Adjusted EBITDA[3] of $226.1 million, an 8% decrease from $244.6 million (6% decrease on a constant currency basis).

•	Net income attributable to Euronet of $113.6 million, or $2.53 diluted earnings per share, compared with $122.0 million, or $2.75 diluted earnings per share.

•	Adjusted earnings per share[4] of $3.55 decreased 2% from $3.62 in the prior year period.

See the reconciliation of non-GAAP items in the attached financial schedules.

“Our third-quarter results reflect the continued impact of U.S. immigration policy and global economic pressures on the Cross Border Payments segment, which has persisted longer than we anticipated,” said Michael J. Brown, Chairman and Chief Executive Officer of Euronet Worldwide. “While these results are below our expectations and our historical performance, we continued to see growth in the digital accelerators we introduced during our Investor Day in May.  Year-to-date, these accelerators have grown 33%, reflecting the benefit of our continued investment in these strategic initiatives.

The Payments Infrastructure segment benefitted from the acquisition of CoreCard, together with growth in merchant acquiring and Ren sales. The epay segment had a solid quarter from continued growth in digital content and promotional campaigns executed during the quarter. During the quarter, we also returned another $50 million to shareholders through share repurchases.

While we remain confident in the long-term growth opportunities across our businesses, the persistent pressures experienced this quarter in Cross-Border Payments, together with broader macroeconomic pressures and FX conversion rates changes, have caused us to revise our 2026 outlook from the targets provided during our Investor Day in May. We now expect approximately $4.375 billion of revenue, approximately $725 million of Adjusted EBITDA and adjusted EPS growth of approximately 10%. Although these near-term challenges are disappointing, our digital accelerator strategy continues to demonstrate the growth necessary to generate strong cash flow and create long-term shareholder value.”

Segment and Other Results

The Payments Infrastructure Segment (formerly EFT Processing Segment) reports the following results for the third quarter 2026 compared with the same period or date in 2025:

•	Revenues of $437.9 million, a 7% increase from $409.4 million (9% increase on a constant currency basis).
•	Operating income of $128.2 million, or less than 1% increase from $128.1 million (2% increase on a constant currency basis).
•	Adjusted operating income of $126.5 million, a 1% decrease from $128.1 million (no change on a constant currency basis).
•	Adjusted EBITDA of $157.9 million, a 2% increase from $154.7 million (4% increase on a constant currency basis).
•

Total of 59,688 installed ATMs as of September 30, 2026, a 4% increase from 57,534 as of September 30, 2025. Total of 58,420 active ATMs as of September 30, 2026, a 4% increase from 56,431 as of September 30, 2025.

Constant currency revenue growth was driven by continued growth in merchant acquiring, Ren sales, and the fourth quarter 2025 acquisition of CoreCard, partially offset by continued economic pressures on discretionary travel spend which negatively affects international ATM cash withdrawals. Adjusted EBITDA and operating income were impacted by continued cost inflation. Third quarter 2026 adjusted operating income also includes $1.7 million of additional expense related to a timing difference between a cash rebate payment and the U.S. GAAP purchase accounting expense recognition related to a prior acquisition. Adjusted operating income includes a $4.7 million increase in non-cash purchase price amortization related to the CoreCard acquisition. Excluding this additional amortization, constant currency adjusted operating income would have increased 4%.

The epay Segment reports the following results for the third quarter 2026 compared with the same period or date in 2025:

•	Revenues of $294.7 million, a 3% increase from $286.5 million (5% increase on a constant currency basis).

•	Operating income of $31.8 million, a 3% increase from $31.0 million (5% increase on a constant currency basis).

•	Adjusted EBITDA of $33.4 million, a 3% increase from $32.5 million (6% increase on a constant currency basis).

•	Transactions of 1,191 million, an 4% increase from 1,148 million.

•	POS terminals of approximately 736,000 as of September 30, 2026, a 3% increase from approximately 712,000.

•	Retailer locations of approximately 357,000 as of September 30, 2026, a 3% increase from approximately 346,000.

Constant currency revenue and operating income each increased 5% and adjusted EBITDA increased 6% as a result of continued demand for higher-value digital content, merchant acquiring and promotional campaigns.

The Cross-Border Payments Segment (formerly known as Money Transfer Segment) reports the following results for the third quarter 2026 compared with the same period or date in 2025:

•	Revenues of $431.0 million, a 5% decrease from $452.4 million (4% decrease on a constant currency basis).

•	Operating income of $37.3 million, a 37% decrease from $59.3 million (35% decrease on a constant currency basis).

•	Adjusted EBITDA of $43.6 million, a 34% decrease from $65.9 million (32% decrease on a constant currency basis).

•	Total transactions of 45.3 million, a 2% decrease from 46.0 million.
•	Total digital transactions of 8.1 million, a 34% increase from 6.1 million.

•	Network locations of approximately 654,000 as of September 30, 2026, a 3% increase from approximately 638,000.

Constant currency revenue was impacted by continued pressure from U.S. immigration policy and broader global economic uncertainty, partially offset by continued strength in the digital business, with digital transactions growing 34% and continued momentum in our Dandelion cross-border payments platform.

Declines in constant currency operating income and adjusted EBITDA were principally the result of the flow through of the revenue declines to the bottom line and approximately $6 million incremental investment in digital initiatives.

On a sequential quarterly basis, the third quarter constant currency revenue decline of 4% improved slightly over the second quarter decline of 5%. The sequential changes were the result of stable to improving trends in many of our international markets. Pressure persisted primarily in the U.S. market, but the last few months have shown stabilizing to modestly improving trends.  While these trends are encouraging, we believe the market remains fragile in the context of the current geopolitical environment.

Corporate and Other reports $25.7 million of expense for the third quarter 2026 compared with $23.4 million for the third quarter 2025. The increase in corporate expenses was primarily driven by a $1.9 million increase in long-term share-based compensation.

Balance Sheet and Financial Position

Total cash, including ATM cash, unrestricted cash and cash equivalents and restricted cash, was $1,887.9 million as of September 30, 2026, compared to $2,220.7 million at June 30, 2026. Total indebtedness was $2,177.3 million, down from $2,654.0 million at June 30, 2026. Availability under the Company's revolving credit facilities was approximately $1.1 billion.

Total indebtedness decreased by $476.7 million during the quarter, reflecting the seasonal return of ATM cash following the peak European travel season and cash generated from operations, partially offset by $50 million of share repurchases.

The Company remains committed to reducing its debt balances in order to maintain its investment-grade credit rating.

Outlook

The Company is revising its 2026 outlook previously provided at its Investor Day in May to approximately $4.375 billion of revenue, approximately $725 million of Adjusted EBITDA and adjusted earnings per share growth of approximately 10% year-over-year. The revised outlook reflects immigration-related pressures within the Cross-Border Payments segment in several key corridors, broader global economic pressures and FX conversion rate changes. This outlook does not include any further changes that may develop in foreign exchange rates, interest rates or other unforeseen factors.

Non-GAAP Measures

In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA, adjusted operating income and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, operating income, net income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding, to the extent incurred in the period, a non-cash accrual adjustment.  Adjusted operating income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) non-cash investment gain, (f) non-cash accrual adjustments, (g) non-cash impairment and (h) dilutive shares related to the Company's convertible notes. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on October 27, 2026, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information, and other material information about business and financial matters.  To listen to the call via telephone, please register at Euronet Worldwide third quarter 2026 Earnings Call. The conference call and accompanying slide show presentation will be accessible via webcast by following the link posted on http://ir.euronetworldwide.com.  Participants should register at least five minutes prior to the scheduled start time of the event.  A slideshow will be included in the webcast.

Investors may also access the Company's Investor Day presentation, which provides additional information regarding Euronet's long-term strategy, growth accelerators, and financial objectives, through the Investor Relations section of the Company's website at http://ir.euronetworldwide.com.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronet worldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.

Euronet (Nasdaq: EEFT) is a global leader in payment processing and cross‑border transactions, operating for more than 30 years and now serving clients in 200+ countries and territories. We support financial institutions, merchants and global brands with technology-driven solutions, while enabling businesses and consumers to send, receive and spend money seamlessly worldwide. By operating one of the world’s largest independent electronic payment networks spanning merchant acquiring, transaction processing and point‑of‑sale infrastructure, Euronet enables real‑time, digital and cross‑border movement of money at global scale. In 2025, Euronet processed more than 20 billion transactions across its network. Headquartered in Leawood, Kansas USA, Euronet operates from 74 offices worldwide. For more information, visit www.euronet.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from pandemics or other disease outbreaks; inflation; military conflicts in Ukraine and the Middle East, and the related economic sanctions; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments, including artificial intelligence affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; the impact of changes in U.S. immigration policy on remittance corridors; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions and digital assets; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2026	December 31,
	(unaudited)	2025
ASSETS
Current assets:
Cash and cash equivalents	$955.4	$1,040.3
ATM cash	912.7	650.3
Restricted cash	19.8	23.2
Settlement assets	1,385.1	1,910.4
Trade accounts receivable, net	321.5	334.5
Prepaid expenses and other current assets	367.9	311.5
Total current assets	3,962.4	4,270.2

Property and equipment, net	365.3	375.3
Right of use lease asset, net	139.6	153.9
Goodwill and acquired intangible assets, net	1,252.1	1,303.5
Other assets, net	334.7	385.8
Total assets	$6,054.1	$6,488.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,385.1	$1,910.4
Accounts payable and other current liabilities	885.0	905.2
Current portion of operating lease obligations	51.6	54.9
Short-term debt obligations	471.1	984.2
Total current liabilities	2,792.8	3,854.7

Debt obligations, net of current portion	1,706.1	1,037.0
Operating lease obligations, net of current portion	90.5	100.6
Capital lease obligations, net of current portion	0.1	0.6
Deferred income taxes	75.8	78.3
Other long-term liabilities	88.5	95.0
Total liabilities	4,753.8	5,166.2
Total equity	1,300.3	1,322.5
Total liabilities and equity	$6,054.1	$6,488.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2026	2025
Revenues	$1,161.1	$1,145.7

Operating expenses:
Direct operating costs, exclusive of depreciation	657.0	643.9
Salaries and benefits	194.0	187.4
Selling, general and administrative	99.0	84.6
Depreciation and amortization	39.5	34.8
Total operating expenses	989.5	950.7
Operating income	171.6	195.0

Other income (expense):
Interest income	5.0	6.2
Interest expense	(21.7)	(22.5)
Foreign currency exchange gain, net	3.3	0.1
Other income	1.3	1.4
Total other expense, net	(12.1)	(14.8)
Income before income taxes	159.5	180.2

Income tax expense	(45.7)	(55.1)

Net income	113.8	125.1
Net income attributable to noncontrolling interests	(0.2)	(3.1)
Net income attributable to Euronet Worldwide, Inc.	$113.6	$122.0
Add: Interest expense from assumed conversion of convertible notes, net of tax	2.0	1.0
Net income for diluted earnings per share calculation	$115.6	$123.0
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$2.53	$2.75

Diluted weighted average shares outstanding	45,761,882	44,809,457

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

.

	Three months ended September 30, 2026
	Payments Infrastructure	epay	Cross-Border Payments	Corporate Services	Consolidated
Net income					$113.8

Add: Income tax expense					45.7
Add: Total other expense, net					12.1

Operating income (expense)	$128.2	$31.8	$37.3	$(25.7)	$171.6
Less: non-cash accrual adjustment	(1.7)	—	—	—	(1.7)
Adjusted operating income (expense) (1)	126.5	31.8	37.3	(25.7)	169.9
Add: Depreciation and amortization	31.4	1.6	6.3	0.2	39.5
Add: Share-based compensation	—	—	—	16.7	16.7
Earnings before interest, taxes, depreciation, amortization, share-based compensation, non-cash accrual adjustment (Adjusted EBITDA) (1)	$157.9	$33.4	$43.6	$(8.8)	$226.1

.

	Three months ended September 30, 2025
	Payments Infrastructure	epay	Cross-Border Payments	Corporate Services	Consolidated
Net income					$125.1

Add: Income tax expense					55.1
Add: Total other expense, net					14.8

Operating income (expense)	$128.1	$31.0	$59.3	$(23.4)	$195.0
Add: Depreciation and amortization	26.6	1.5	6.6	0.1	34.8
Add: Share-based compensation	—	—	—	14.8	14.8
Earnings before interest, taxes, depreciation, amortization, share-based compensation (Adjusted EBITDA) (1)	$154.7	$32.5	$65.9	$(8.5)	$244.6

(1) Adjusted operating income and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not as a substitute for, operating income and net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2026	2025
Net income attributable to Euronet Worldwide, Inc.	$113.6	$122.0

Foreign currency exchange result	(3.3)	(0.1)
Intangible asset amortization (1)	9.6	4.9
Share-based compensation (2)	16.7	14.8
Income tax effect of above adjustments (3)	0.5	(2.8)
Non-cash investment gain (4)	(1.3)	—
Non-cash accrual adjustment (5)	(1.7)	—
Non-cash impairment (6)	—	1.8
Non-cash GAAP tax expense (7)	2.9	7.7

Adjusted earnings (8)	$137.0	$148.3

Adjusted earnings per share - diluted (8)	$3.55	$3.62

Diluted weighted average shares outstanding (GAAP)	45,761,882	44,809,457
Effect of adjusted EPS dilution of convertible notes	(8,047,923)	(4,112,023)
Effect of unrecognized share-based compensation on diluted shares outstanding	919,893	310,448
Adjusted diluted weighted average shares outstanding	38,633,852	41,007,882

(1) Intangible asset amortization of $9.6 million and $4.9 million are included in depreciation and amortization expense of $39.5 million and $34.8 million for the three months ended September 30, 2026 and September 30, 2025, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $16.7 million and $14.8 million are included in salaries and benefits expense of $194.0 million and $187.4 million for the three months ended September 30, 2026 and September 30, 2025, respectively, in the consolidated statements of operations.

(3) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(4) Non-cash investment gain of $1.3 million is included in other income in the consolidated statement of operations for the three months ended September 30, 2026.

(5) Non-cash accrual gain of $1.7 million is included in other income in the consolidated statement of operations for the three months ended September 30, 2026.

(6) Non-cash impairment of $1.8 million is included in other expenses and net loss attributable to noncontrolling interest in the consolidated statement of operations for the three months ended September 30, 2025.

(7) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(8) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.